Exhibit 23.3

Consent of Bluestone Investment Banking Group, LLC

January 6, 2011

Board of Directors

DMI BioSciences, Inc.

5445 DTC Parkway, P4

Greenwood Village, Colorado 80111

Re: Registration Statement on Form S-4 of Ampio Pharmaceuticals, Inc.

Ladies and Gentlemen:

We hereby consent to (i) the inclusion of our opinion letter, dated September 8, 2010, to the Board of Directors of DMI BioSciences, Inc. as Annex B to the information statement/prospectus forming part of this Registration Statement on Form S-4 of Ampio Pharmaceuticals, Inc., and (ii) references made to our firm and such opinion in the information statement/prospectus under the caption entitled “The Merger—Opinion of the Financial Advisor to BioSciences.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Additionally, such consent does not cover any further amendments to this Registration Statement.

Very truly yours,

BLUESTONE INVESTMENT BANKING GROUP, LLC